EXHIBIT 16.1

June 4, 2026

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Cytta Corp. — Commission File No. 000-55976
Form 8-K, Item 4.01 (filed June 1, 2026)

Ladies and Gentlemen:

We have read Item 4.01 of the Current Report on Form 8-K of Cytta Corp. (the “Company”), dated May 28, 2026 and filed with the Securities and Exchange Commission on June 1, 2026, and we agree with the statements made therein insofar as they relate to our firm, except as set forth below. We have no basis on which to agree or disagree with the statements in the Form 8-K concerning the engagement of RBSM LLP or any consultations between the Company and RBSM LLP.

We confirm that, during the Company’s fiscal year ended September 30, 2025, we performed reviews of the Company’s interim financial statements for the periods ended December 31, 2024, March 31, 2025, and June 30, 2025, and that we were engaged to audit the Company’s financial statements for the fiscal year ended September 30, 2025, which audit we had not completed and on which we did not issue a report.

We do not agree with the statement that there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. During the course of the September 30, 2025 audit procedures, we advised the Company’s Board of Directors that, in our view, certain convertible notes payable should be accounted for as derivative liabilities, and certain warrants had not been accounted for appropriately under U.S. generally accepted accounting principles. We further advised the Board that the Company’s previously issued financial statements may not be able to be relied upon if the errors described above were determined to be material to those financial statements. As of the date of our dismissal we had not completed the additional procedures necessary to determine whether such errors were material or otherwise to resolve these matters, and, as a result of our dismissal, we did not complete those procedures. We believe the foregoing constitutes a reportable event within the meaning of Item 304(a)(1)(v)(C) of Regulation S-K.

We have furnished a copy of this letter to the Company.

Very truly yours,

/s/ Sadler, Gibb & Associates, LLC

Sadler, Gibb & Associates, LLC

Draper, Utah

June 4, 2026

(801) 783-2950	info@sadlergibb.com	www.sadlergibb.com	344 West 13800 South, Suite 250
Draper UT, 84020